Exhibit 19.16
REPORT ON MSHA VIOLATIONS IN TERMS OF THE DODD-FRANK ACT
The following disclosures are provided pursuant to section 1503(a) to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which requires certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate mines regulated under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”), which is administered by the U.S. Department of Labor’s Mine Safety and Health Administration (“MSHA”). AngloGold Ashanti’s Sterling Mine is subject to the Mine Act.
U.S. Mine Safety Information. Whenever MSHA believes a violation of the Mine Act, any health or safety standard or any regulation has occurred, it may issue a citation which describes the alleged violation and fixes a time within which the mining operator must abate the condition or practice cited. In some situations, such as when an MSHA inspector believes that the condition or practice cited as a violation of a standard is characterised as significant and substantial and results from an unwarrantable failure to comply on the part of the mine operator, MSHA may issue an order removing miners from the area of the mine affected by the condition or practice until the alleged violation is corrected. When MSHA issues a citation or order, it proposes a civil penalty, or fine, as a result of the alleged violation. Penalty amounts are affected by such factors as the degree of negligence assessed, and the gravity and the history of prior violations that have resulted in final determinations. Citations, orders and penalty assessments can be contested and appealed, and as part of that process, may be reduced in severity and amount and are sometimes dismissed. The number of citations, orders and proposed assessments issued vary depending on such factors as the size and type of the mine, the history of violations, gravity and negligence determinations, and MSHA enforcement policies and practices.
Information in the following table is provided as of and for the fiscal year ended 31 December 2025.

Mine(1)	Section 104 S&S Citations(#)(2)	Section 104(b) Orders(#)(3)	Section 104(d) Citations and Orders(#)(4)	Section 110(b)(2) Violations(#)(5)	Section 107(a) Orders(#)(6)	Total Dollar Value of Proposed MSHA Assessments ($)(7)	Total Number of Mining-Related Fatalities(8)	Received Notice Relating to Patterns of Violations Under Section 104(e) (Yes/No)(9)	Received Notice of Potential to Have Pattern Under Section 104(e) (Yes/No)(9)	Legal Actions Pending as of Last Day of Period(#)(10)	Legal Actions Initiated During Period(#)(11)	Legal Actions Resolved During Period(#)(12)
Sterling Mine (MSHA Mine ID: 2601503)	0	0	0	0	0	0	0	No	No	0	0	0

(1) The definition of mine under section 3 of the Mine Act includes the mine, as well as other items used in, or to be used in, or resulting from the work of extracting minerals, such as land, structures, facilities, equipment, machines, tools and minerals preparation facilities. Unless otherwise indicated, any of these other items associated with a single mine have been aggregated in the totals for that mine. MSHA assigns an identification number to each mine and may or may not assign separate identification numbers to related facilities such as preparation facilities.
(2) Represents the total number of citations issued by MSHA under section 104 of the Mine Act (30 U.S.C. 814) for alleged violations of health or safety standards that are designated by MSHA as significant and substantial (“S&S”).
(3) Represents the total number of orders issued by MSHA under section 104(b) of the Mine Act (30 U.S.C. 814(b)) for failure to abate a condition or practice cited in a citation under section 104(a) within the time period prescribed by MSHA.
(4) Represents the total number of citations and orders issued by MSHA under section 104(d) of the Mine Act (30 U.S.C. 814(d)) for unwarrantable failure of the mine operator to comply with mandatory health or safety standards.
(5) Represents the total number of flagrant assessments issued by MSHA under section 110(b)(2) of the Mine Act (30 U.S.C. 820(b)(2)) based on a reckless or repeated failure to make reasonable efforts to eliminate a known violation of a standard that caused or could cause death or serious injury.
(6) Represents the total number of imminent danger orders issued by MSHA under section 107(a) of the Mine Act (30 U.S.C. 817(a)) following a determination by MSHA that an “imminent danger” existed.
(7) Represents the total dollar value of proposed assessments from MSHA under the Mine Act (30 U.S.C. 801 et seq.), regardless of whether the operator has challenged or appealed the assessment.
(8) Represents the total number of mining-related fatalities during the period.
(9) Indicates whether the listed mine, of which the company or a subsidiary of the company is an operator, received written notice from MSHA under section 104(e) of the Mine Act (30 U.S.C. 814(e)) of (a) a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards or (b) the potential to have such a pattern.
(10) Represents the total number of legal actions pending before the Federal Mine Safety and Health Review Commission (the “FMSHRC”) as of 31 December 2025. The FMSHRC is an independent adjudicative agency that provides administrative trial and appellate review of legal disputes arising under the Mine Act. These cases may involve, among other questions, challenges by operators to citations, orders and penalties they have received from MSHA or complaints of discrimination by miners under Section 105 of the Mine Act (30 U.S.C. 815). The following is a brief description of the types of legal actions that may be brought before the FMSHRC for events occurring at a gold mining operation.
•Contests of Citations and Orders – A contest proceeding may be filed with the FMSHRC to challenge the issuance by MSHA of a citation or order.
•Contests of Proposed Penalties – A contest of a proposed penalty is an administrative proceeding before the FMSHRC challenging such aspects of the enforcement action as the fact of the violation, negligence, gravity, and/or the penalty amount, assessed for citations and orders.

•Complaints for Compensation – A complaint for compensation may be filed with the FMSHRC by miners entitled to compensation when a mine is closed by certain withdrawal orders issued by MSHA. The purpose of the proceeding is to determine the amount of compensation, if any, due to miners idled by the orders.
•Complaints of Discharge, Discrimination or Interference – A discrimination proceeding is a case that involves a miner’s allegation that he or she has suffered a wrong by the operator because he or she engaged in some type of activity protected under the Mine Act, such as making a safety complaint.
•Temporary Reinstatement Proceedings – Temporary reinstatement proceedings involve cases in which a miner has filed a complaint with MSHA stating he or she has suffered discrimination and the miner has lost his or her position.
(11) Represents the total number of legal actions initiated before the FMSHRC during the reporting period.
(12) Represents the total number of legal actions resolved before the FMSHRC during the reporting period.